                                                                   EXHIBIT 10.24

Bank Of America                                          Business Loan Agreement
National Trust and Savings Association
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This Agreement dated as of 6/2/    , 1995, is between Bank of American National
                           --------
Trust and Savings Association (the "Bank") and Ortel Corporation (the
"Borrower").

1.    FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1   Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 1 Commitment") is Five Million Dollars ($5,000,000).

(b) This is revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility No. 1 Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and May 1, 1997 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

1.3   Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4   Repayment Terms.

(a) The Borrower will pay interest on May 30, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit .

(b) The Borrower will repay in full and principal and any unpaid interest or other charges outstanding under this line of credit no later than the facility No. 1 Expiration Date.

(c) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.

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                                      -1-
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1.5   Optional Interest Rates.  Instead of the interest rate based on the Bank's
Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6 CD Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the CD Rate plus 1.75% percentage points. Designation of a CD Rate portion is subject to the following requirements:

(a) The interest period during which the CD Rate will be in effect will be 30, 60, 90, 180 or 365 days long (or, at the Bank's option, for other maturities requested by the Borrower).

(b) Each CD Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,00).

(c) The Borrower may not elect a CD Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(d) Any portion of the principal balance of the line of credit already bearing interest at the CD Rate will not be converted to a different rate during its interest period.

(e) The "CD Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period, and will be rounded upward to the nearest 1/100 of one percent.)

      CD Rate =     Certificate of Deposit Rate      +     Assessment Rate
                    ---------------------------
                    (1.00 - Reserve Percentage)

      Where,

      (i) "Assessment Rate" means the annual rate that is payable to the Federal Deposit Insurance Corporation (or any successor) ("FDIC") by a member of the Bank Insurance Fund that is classified as well capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R. (S)327.3(d)) for insuring time deposits at offices of such member in the United States. If the FDIC ceases to assess time deposits based upon such classifications, then the Bank shall, in its discretion, select an appropriate successor Assessment Rate from among the range of annual assessment rates that are payable to the FDIC by commercial banks for insuring time deposits at offices of such banks in the United States.

      (ii) "Certificate of Deposit Rate" means the arithmetic average of the rates of interest bid by two or more certificate of deposit dealers for the purchase at face value of certificates of deposit:

                  . with a term equal to the applicable CD Rate interest period;
                  . in an amount equal to the CD Rate portion; and . issued by major United States banks.

             The certificate of deposit dealers will be selected by the Bank and will be of recognized standing.
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                                      -2-
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      (iii)  "Reserve Percentage" means the total of the maximum reserve percentage for determining the reserves to be maintained by member banks of the Federal Reserve System for:

                   . non-personal time deposits in the United States;
                   . in the amount of One Hundred Thousand Dollars
                     ($100,000) or more;
                   . with a term equal to the applicable CD Rate interest
                     period.

             The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(f) Each prepayment of a CD Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

      (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for a CD Rate portion if any of the following described events has occurred and is continuing:

      (i) Dollar deposits in the principal amount, and for period equal to the interest period, of a CD Rate portion are not available in the certificate of deposit market; or

      (ii) the CD Rate does not accurately reflect the cost of a CD Rate portion.

1.7 Short Term Fixed Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Short Term Fixed Rate, subject to the following requirements:

(a) The "Short Term Fixed Rate" means the Short Term Base Rate plus one and three-quarters (1.75) percentage points.

(b) The "Short Term Fixed Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Fixed Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustments which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(d) The interest period during which the Short Term Fixed Rate will be in effect will be one year or less.

(e) Each Short Term Fixed Rate portion will be for an amount not less than the following:

      (i) for interest periods of 14 days or longer, Five Hundred Thousand Dollars ($500,000).
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                                      -3-
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      (ii)   for interest periods of 1 to 3 days, Five Million Dollars
      ($5,000,000).

      (iii) for interest periods of between 4 days and 13 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(f) Any portion of the principal balance of the line of credit already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

      (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

1.8 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus 1.75 percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be 7, 14, 21, 30, 60, 90, 180 or 365 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each LIBOR Rate portion will be for amount which, when multiplied by the number of days in the applicable interest-period, is not less than fifteen million (15,000,000) dollar days.

(c) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. San Francisco Time three (3) banking days before the commencement of the interest period.

(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                             London Rate
             LIBOR Rate = ------------------
                      (1.00 - Reserve Percentage)

      Where,

      (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time (2) banking days before the commencement of the interest period.

      (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100
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                                      -4-
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        of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

        (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

        (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.9     Letters of Credit.  This line of credit may be used for financing:

        (i) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 60 days beyond the Facility 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 90 days after sight.

        (ii) standby letters of credit with a maximum maturity of 365 days but not to extend more than 60 days beyond the Facility 1 Expiration Date.

        (iii) The amount of letters of credit outstanding at any one time, (including amounts drawn on letters of credit and not yet reimbursed), may not exceed One Million Dollars ($1,000,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

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                                        -5-

(d) to sign the Bank's form Application and Security Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.      FACILITY NO.2: LINE OF CREDIT AMOUNT AND TERMS

2.1     Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No. 2 Commitment") is Eight Million Dollars ($8,000,000).

(b) This is a non-revolving line of credit with a term repayment option. Any amount borrowed, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility No. 2 Commitment.

2.2 Availability Period. The line of credit is available between the date of this Agreement and May 1, 1996 (the "Facility No. 2 Expiration Date") unless the Borrower is in default.

2.3 Interest Rate. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

2.4     Repayment Terms.

(a) The Borrower will pay interest on May 30, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 2 Expiration Date.

(c) The Borrower will repay the principal amount outstanding on the Facility No. 2 Expiration Date in 60 successive equal monthly installments starting May 30, 1996. On April 30, 2001, the Borrower will repay the remaining principal balance plus any interest then due.

(d) The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

2.5. Mandatory Prepayment; Early Termination. Anything herein to the contrary notwithstanding, if the Facility NO. 1, as now in effect or as hereafter renewed, amended, or restated, terminates at the request of the Borrower, the entire principal balance of Facility No. 2 together with all accrued interest thereon, shall be due and payable on the effective date of such termination.


2.6 Optional Interest Rates. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period and term repayment period) bear interest at the rate(s) described below during an interest period agreed to by the

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LCA1CMLL                             -6-                        63-SLAML01

Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the last day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

2.7 CD Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the CD Rate plus 2.00% percentage points. Designation of a CD Rate portion is subject to the following requirements:

(a) The interest period during which the CD Rate will be in effect will be 30, 60, 90, 180 or 365 days long (or, at the Bank's option, for other maturities requested by the Borrower).

(b) Each CD Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower may not elect a CD Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(d) Any portion of the principal balance of the line of credit already bearing interest at the CD Rate will not be converted to a different rate during its interest period.

(e) The "CD Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period, and will be rounded upward to the nearest 1/100 of one percent.)

     CD Rate=  Certificate of Deposit Rate   + Assessment Rate
               ---------------------------
               (1.00 - Reserve Percentage)

      Where,

      (i) "Assessment Rate" means the annual assessment rate that is payable to the Federal Deposit Insurance Corporation (or any successor) ("FDIC") by a member of the Bank Insurance Fund that is classified as well capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R. (S)327.3(d)) for insuring time deposits at offices of such member in the United States. If FDIC ceases to assess time deposits based upon such classifications, then the Bank shall, in its discretion, select an appropriate successor Assessment Rate from among the range of annual assessment rates that are payable to the FDIC by commercial banks for insuring time deposits at offices of such banks in the United States.

      (ii) "Certificate of Deposit Rate" means the arithmetic average of the rates of interest bid by two or more certificates of deposit dealers for the purchase at face value of certificates of deposit:

                 .     with a term equal to the applicable CD Rate interest
                       period:
                 .     in an amount equal to the CD Rate portion; and
                 .     issued by major United States banks.

             The certificate of deposit dealers will be selected by the Bank and will be of recognized standing.

      (iii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for:

                 .     non-personal time deposits in the United States;

                 . in the amount of One Hundred Thousand Dollars ($100,000) or more;
                 . with a term equal to the applicable CD Rate interest period.

           The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(f) Each prepayment of a CD Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

     (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

     (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for a CD Rate portion if any of the following described events has occurred and is continuing:

     (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a CD Rate portion are not available in the certificate of deposit market; or

     (ii) the CD Rate does not accurately reflect the cost of a CD Rate portion.

2.8 Short Term Fixed Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Short Term Fixed Rate, subject to the following requirements:

(a) The "Short Term Fixed Rate" means the Short Term Base Rate plus 2.00% percentage points.

(b) The "Short Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Short Term Fixed Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Short Term Fixed Rate portion and with an interest and principal payment schedule equal to the Short Term Fixed Rate portion and for a term equal to the applicable interest period. The Short Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Short Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(c) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(d) The interest period during which the Short Term Fixed Rate will be in effect will be one year or less.

(e) Each Short Term Fixed Rate portion will be for an amount not less than the following:

     (i) for interest periods of 14 days or longer, Five Hundred Thousand Dollars ($500,000).

     (ii)  for interest periods of 1 to 3 days, Five Million Dollars
           ($5,000,000).

     (iii) for interest periods of between 4 days and 13 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

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                                      -8-

(f) Any portion of the principal balance of the line of credit already bearing interest at the Short Term Fixed Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a Short Term Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

      (i) the additional interest which would have been payable on the amount prepaid had it not been prepaid, exceeds

      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the Money Market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

2.9 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus 2.00% percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be 7, 14, 21, 30, 60, 90, 180 or 365 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Libor Rate portion will be for amount which, when multiplied by the number of days in the applicable interest-period, is not less than fifteen million (15,000,000) dollar days.

(c) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. San Francisco Time three (3) banking days before the commencement of the interest period.

(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)
                                            London Rate
                       LIBOR Rate = ---------------------------
                                    (1.00 - Reserve Percentage)

      Where,

      (i) "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U. S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) banking days before the commencement of the interest period.

      (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

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                                      -9-

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

      (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

      (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

      (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London Inter-bank market; or

      (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2.10 Long Term Rate. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Long Term Rate, subject to the following requirements:

(a) The interest period during which the Long Term Rate will be in effect will be one year or more. The interest period must begin on or after the last day of the availability period specified above. The Borrower will immediately begin repaying principal of the Long Term Rate portion under an amortization schedule agreed to by the Bank and the Borrower at the time of the designation. These payments will be separate from the payments required by the paragraph above entitled "Repayment Terms," which will be calculated without taking into account any Long Term Rate portions.

(b) The "Long Term Rate" means the Long Term Base Rate plus two (2.00) percentage points.

(c) The "Long Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Long Term Rate portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Long Term Rate portion and with an interest payment frequency and principal repayment schedule equal to the Long Term Rate portion and for a term equal to the applicable interest period. The Long Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Long Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

(d) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

(e) Each Long Term Rate portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(f) Any portion of the principal balance of the line of credit already bearing interest at the Long Term Rate will not be converted to a different rate during its interest period.

(g) The Borrower may prepay the Long Term Rate portion in whole or in part in the minimum amount of One Hundred Thousand Dollars ($100,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate portion will be applied on the most remote principal installment or installments then unpaid.

(h) Each prepayment of a Long Term Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

(i) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

      (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

      (ii) The Bank will then subtract from each monthly interest amount determined in (i), above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:

            (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;

            (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

      (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

(j) The following definitions will apply to the calculation of the prepayment fee:

      "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

      "Original Payment Dates" mean the dates on which principal of the Long Term Rate portion would have been paid if there had been no prepayment. If a portion of the principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that portion will be the last day of the interest period.

      "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate portion which would have been paid on a single Original Payment Date.

      "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

      (i) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

3.    DISBURSEMENTS, PAYMENTS AND COSTS

3.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

3.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

3.3   Direct Debit (Pre-Billing)

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14637-01336, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount").

      If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

      (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

      (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

      Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

3.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at a LIBOR rate, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.
All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

3.5 Taxes. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

3.6 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)   any reserve or deposit requirement; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

3.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

3.8 Interest on Late Payments. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus one percentage point. This may result in compounding of interest.

3.9 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is one percentage point higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

4.    CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

4.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

4.3   Other Items.  Any other items that the Bank reasonably requires.

5.   REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

5.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

5.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

5.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

5.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

5.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

5.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

5.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would materially impair the Borrower's ability to repay the loan, except as have been disclosed in writing to the Bank.

5.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

5.9 Other Obligations. The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation which, if immediately paid or satisfied by the Borrower, would materially impair the Borrower's ability to repay the loan.

5.10 Income Tax Returns. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

5.11 No Event of Default. There is no event which his, or with notice or lapse of time or both would be, a default under this Agreement.

5.12 ERISA Plans.

- - --------------------------------------------------------------------------------

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
     Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
     Agreement:

     (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

     (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

6.   COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1 Use of Proceeds. To use the proceeds of Facility No. 1 only to provide for operating capital and the issuance of letters of credit, and the proceeds of Facility No. 2 only to finance the acquisition of equipment, product lines, or businesses as otherwise permitted under the provisions of this Agreement.

6.2 Financial Information. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated and consolidating basis.

(b) Within 45 days of the period's end, the Borrower's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c) Copies of the Borrower's Form 10-K Annual Report within 120 days and Form 10-Q Quarterly Report within 45 days after the date of filing with the Securities and Exchange Commission.

6.3 Quick Ratio. To maintain a ratio of quick assets to current liabilities of at least 1.75:1.0.

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

- - --------------------------------------------------------------------------------

6.4 Tangible Net Worth. To maintain tangible net worth equal to at least the amounts indicated for each period specified below:

           Period                              Amounts
           ------                              -------

           From the date hereof through
           April 29, 1995                      $58,000,000

           From April 30, 1995 and thereafter  $60,000,000

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

6.5 Total Liabilities to Tangible Net Worth Ratio. To maintain a ratio of total liabilities to tangible net worth not exceeding 0.75:1.0.

"Total liabilities" means the sum of current liabilities plus long term liabilities.

6.6 Adjusted EBITDA Debt Coverage Ratio. To maintain an Adjusted EBITDA Debt Coverage Ratio of at least 2.0:1.0.

"Adjusted EBITDA Debt Coverage Ratio" means the ratio of Adjusted EBITDA less dividends, distributions and draws to the sum of interest expense and the current portion of long-term debt. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") means the sum of net income before taxes, plus depreciation and amortization, plus interest expense. This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

6.7 Limitation on Losses. Not to incur operating losses of more than Five Hundred Thousand Dollars ($500,000) in any single quarter over a four (4) consecutive quarter period.

6.8 Profitability. To maintain an operating profit before taxes and extraordinary items of at least Two Million Dollars ($2,000,000) as of the annual accounting period. This covenant to be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

6.9 Liquidity. To maintain unencumbered liquid assets equal to at least 115% of the principal amount outstanding under this Agreement for 30 consecutive days during each line year.

"Liquid assets" means the following assets of the Borrower:

(a)  cash and certificates of deposit;

(b) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission)

If more than 25% of the value of the Borrower's liquid assets is represented by margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve, which may require a reduction in the amount of credit provided to the Borrower.

- - --------------------------------------------------------------------------------

6.10 Other Debts. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)   Acquiring goods, supplies, or merchandise on normal trade credit.

(b)   Endorsing negotiable instruments received in the usual course of business.

(c)   Obtaining surety bonds in the usual course of business.

(d) Additional debts and lease obligations for the acquisition of fixed or capital assets which do not exceed a total principal amount of Seven Million Dollars ($7,000,000) in any single fiscal year.

6.11 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)   Deeds of trust and security agreements in favor of the Bank.

(b)   Liens for taxes not yet due.

(c) Additional purchase money security interests in personal or real property acquired after the date of this Agreement if the total principal amount of debts secured by such liens does not exceed Seven Million Dollars ($7,000,000) in any single fiscal year.

6.12 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) for more than Thirty Three Million Dollars ($33,000,000) at fiscal year 1995 and fiscal year 1996 combined and Fifteen Million Dollars ($15,000,000) each fiscal year thereafter to acquire fixed or capital assets.

6.13  Notices to Bank.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)   any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

6.14  Books and Records.  To maintain adequate books and records.

6.15 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.16 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

- - -------------------------------------------------------------------------------
                                     -17-

6.17 Preservation Of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

6.18 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

6.19 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

6.20 Cooperation. To take any action requested by the Bank to carry out the intent of this Agreement.

6.21  Insurance.

(a) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

6.22 Additional Negative Covenants. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)   liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination if the Borrower's liabilities incurred as a result of any such action or actions increase by more than in excess Five Million Dollars ($5,000,000) in the aggregate, or if the Borrower is not the surviving entity of such action or actions.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) acquire or purchase any product line or any business or its assets (i) for a purchase price or prices in excess of Five Million Dollars ($5,000,000) in the aggregate, or (ii) if the board of directors or equivalent governing body of the business being acquired or, if required by law, the requisite percentage of any class of equity of such business, has not consented to such acquisition.

(f) sell or otherwise dispose of any assets for less than fair market value, or enter into any sale any leaseback agreement covering any of its fixed or capital assets if the Borrower's liabilities incurred as a result of such action increase by more than Seven Million Dollars ($7,000,000) in the aggregate.

(g) voluntarily suspend its business for more than 21 successive days in any calendar year.

6.23  ERISA Plans.  To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d)   The commencement of any proceeding with respect to a Plan under Section
      4042 of ERISA.
- - --------------------------------------------------------------------------------

7.    HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorney's fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state of local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

8.    DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement within 30 days after the date when due.

8.2 False Information. The Borrower has given the Bank false or misleading information or representations.

8.3 Bankruptcy. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.4 Receivers. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

8.5 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower which, if successful, would in the Bank's sole reasonable judgment adversely affect the Borrower's ability to repay the loan.

8.6 Judgments. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration in any aggregate amount which, if paid would in the Bank's sole reasonable judgment adversely affect the Borrower's ability to repay the loan.

8.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

8.8 Material Adverse Change. In the Bank's sole reasonable judgment, a material adverse change occurs in the Borrower's ability to repay the loan.

8.9 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed, and payment in full of such credit by the Borrower would in the Bank's sole reasonable judgment materially adversely affect the Borrower's ability to repay the loan.

- - --------------------------------------------------------------------------------
                                     -19-

8.10 Other Bank Agreements. The Borrower is in default on any other material obligation to the Bank for borrowed money, and payment in full of such obligation would in the Bank's sole reasonable judgment materially adversely affect the Borrower's ability to repay the loan.

8.11 ERISA Plans. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

8.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.    ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2   California Law. This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4   Arbitration

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

      (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

      (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

      (iii)  Any violation of this Agreement; or

      (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

- - --------------------------------------------------------------------------------
                                     -20-

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

     (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

     (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

     (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

     (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)  This provision does not limit the right of the Borrower or the Bank to:

     (i)   exercise self-help remedies such as setoff;

     (ii)  foreclose against or sell any real or personal property collateral;
           or

     (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

           (A)   an interim remedy; and/or

           (B)   additional or supplementary remedies.

- - --------------------------------------------------------------------------------

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

9.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.8 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.9 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.10  Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
- - --------------------------------------------------------------------------------

This Agreement is executed as of the date stated at the top of the first page.

[Logo of Bank of America]
BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION     Ortel Corporation

 /s/ Kjell Gronvold                         /s/ Wim H. J. Selders
- - ------------------------                   -----------------------
By:  Kjell Gronvold                        By:    Wim H. J. Selders
     Vice President                        Title: President/Chief Executive
                                                  Officer


                                             /s/ Stephen K. Workman
                                           ------------------------
                                           By:    Stephen K. Workman
                                           Title: Vice President-Finance/
                                                  Chief Financial Officer


Address where notices to the Bank          Address where notices to the Borrower
are to be sent:                            are to be sent:
15625 East Stafford Street                 2105 West Chestnut Street
City of Industry, California  91744        Alhambra, California  91803-1542

- - -------------------------------------------------------------------------------

[LOGO OF BANK OF AMERICA]                                 Amendment to Documents
- - --------------------------------------------------------------------------------

                  AMENDMENT NO. 1 TO BUSINESS LOAN AGREEMENT

     This Amendment No. 1 (the "Amendment") dated as of June 10, 1996 is between
                                                        -------
Bank of America National Trust and Savings Association (the "Bank") and Ortel Corporation (the "Borrower").

                                   RECITALS
                                   --------
     A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of June 2, 1995 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                   AGREEMENT
                                   ---------
     1.   Definitions.   Capitalized terms used but not defined in this
          -----------
Amendment shall have the meaning given to them in the Agreement.

     2.   Amendments.    The Agreement is hereby amended as follows:
          ----------

          2.2 In Paragraph 2.2 of the Agreement, the date "December 31, 1996" is substituted for the date "May 1, 1996."

     3.   Effect of Amendment.  Except as provided in this Amendment, all of the
          -------------------
terms and conditions of the Agreement shall remain in full force and effect.

          This Amendment is executed as of the date stated at the beginning of this Amendment.



Bank of America
National Trust and Savings Association         Ortel Corporation



/s/ Kjell Gronvold                             /s/ Wim H. J. Selders
- - ----------------------------------             ---------------------------------
By: Kjell Gronvold, Vice President             By: Wim H. J. Selders, President/
                                                   Chief Executive Officer


                                               /s/ Stephen K. Workman
                                               ---------------------------------
                                               By: Stephen K. Workman, Vice
                                                   President-Finance/Chief
                                                   Financial Officer

- - --------------------------------------------------------------------------------
                                      -1-